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Exhibit 10.39

Summary of Compensation Arrangements
Applicable to Non-Employee Directors of Overstock.com, Inc.

        Overstock.com, Inc. (the "Company") reimburses its non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. Prior to the third quarter of 2004, the Company did not pay any of its non-employee directors any other cash amounts. Beginning in the third quarter of 2004, the Company began paying its non-employee directors $20,000 annually at the rate of $5,000 per quarter.

        The Company maintains its 2002 Stock Option Plan, as amended, under which the Board of Directors has the power to grant options and other awards to members of the Board. No options or other awards have been made during 2005 to any non-employee member of the Board. During 2004 the Board granted options to non-employee directors as follows:

Name	Grant Date	Exercise Price ($)	Number of Options Granted
John J. Byrne	May 21, 2004	31.13	5,000
Gordon Macklin	January 23, 2004 May 21, 2004	18.58 31.13	10,000 5,000
Allison Abraham	January 23, 2004 May 21, 2004	18.58 31.13	10,000 5,000
John Fisher	January 23, 2004 May 21, 2004	18.58 31.13	10,000 5,000

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Summary of Compensation Arrangements Applicable to Non-Employee Directors of Overstock.com, Inc.